Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2021 EARNINGS

Strong earnings per share driven by wealth management, gains, and reduced provision and core expenses

Increased dividend resulting in attractive yield

OAKLAND, MARYLAND—May 4, 2021: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three-month periods ended March 31, 2021 and 2020.

First Quarter 2021 Financial Highlights:

•	Total assets grew by $48.4 million when compared to December 31, 2020, a 2.8% increase.

•	Loan and deposit growth were 2.7% and 3.1%, respectively, when compared to December 31, 2020.

•	Net interest margin, on a fully tax equivalent (“FTE”) basis, declined to 3.11% at March 31, 2021 compared to 3.69% at March 31, 2020 and 3.34% at December 31, 2020, attributable to the lower interest rate environment, higher cash balances and lower yielding PPP loans.

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.38% at March 31, 2021 as compared to 1.42% at March 31, 2020. The ALL to loans outstanding, excluding PPP loan balances of $145.2 million, was 1.57% at March 31, 2021, non-GAAP.

o	Total provision expense was $0.1 million and $2.7 million for the three months ended March 31, 2021 and 2020, respectively
○	Lower provision expense was due to strong asset quality as net charge offs and delinquency ratios remain low, as well as minimal growth in non-Paycheck Protection Program (“PPP”) loans

•	Consolidated net income increased 95.4% to $3.4 million compared to $1.8 million for the first quarter of 2020, inclusive of litigation settlement expenses of $3.3 million in the first quarter of 2021.

o	Basic and diluted net income per share were both $0.49 compared to $0.25 for the first quarter of 2020, a 96.0% increase
o	Increased net income due to decrease in provision expense, increased gains, insurance proceeds and wealth income, offset by litigation settlement expenses and income taxes

•	Net income increased to $6.0 million for the first quarter of 2021, exclusive of litigation settlement expenses, non-GAAP.

o	Basic and diluted net income per share both increased to $0.86, exclusive of litigation settlement expenses
o	Increased net income due to decrease in expense, increased gains, insurance proceeds and wealth income and reduced operating expenses, offset by increased income taxes

•	Net interest income increased $0.3 million for the quarter ended March 31, 2021 when compared with the same period of 2020.

o	Increased PPP loan origination fees
o	Margin compression caused by low yielding PPP loans, continued low-rate environment resulting in lower yields on new loans and repricing of existing loans to lower rates, and increased cash levels
o	Growth of non-interest bearing and low-cost core deposits and further reduction in deposit rates

•	Other operating income, including gains, increased $1.3 million for the first three months of 2021 when compared to 2020.

○	Net gains increased $0.5 million, related to $0.5 million in gains on the sale of mortgages to the secondary market
○	Continued growth in wealth management activity led to an increase of $0.5 million in fees due to growing new client relationships and favorable market returns
○	Increased debit card income of $0.2 million due to increased usage of electronic payment methods
○	Reduced service charge income, primarily non-sufficient funds (“NSF”) income resulting from reduced spending, and stimulus packages related to the COVID-19 pandemic
○	Other income increased due primarily to the receipt of $0.4 million in insurance proceeds related to litigation claims

•	Other operating expenses increased $1.9 million for the first quarter of 2021 when compared to the same period of 2020, primarily due to the litigation settlement expenses, offset by deferred PPP loan origination costs in salary expense and a net credit to expense for Other Real Estate Owned (“OREO”) related to gains on sales of properties.

•	Efficiency ratio of 54.9%, exclusive of settlement expenses. The efficiency ratio benefitted from recognition of a $0.5 million gain on the sale of OREO and collection of $1.0 million of fee income for the origination of PPP loans during the quarter.

•	Non-recurring litigation settlement expenses in the amount of $3.3 million were recorded in the first quarter of 2021.

o	Other miscellaneous expenses increased $3.1 million during the first quarter of 2021 when compared with the same period of 2020. Legal, professional, and investor relations costs increased $0.5 million, and litigation settlement expenses in the amount of $3.3 million were recorded in the first quarter of 2021. These amounts were offset by decreases in other miscellaneous expenses such as travel and lodging, business related meals, printed and office supplies, mileage reimbursements, schools and seminars, contract labor and in house training

“2021 started strong with solid core performance driven by our wealth management income, mortgage and commercial production and robust low-cost deposit growth. Our continued focus on cost reduction and process efficiencies also added to the bottom line. This allowed our Board of Directors to increase our quarterly dividend to $0.15 per share, contributing to a healthy yield for our shareholders” commented Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer.  “Our Board, management team and associates have been steadfast in our commitment to First United’s shareholders, clients, and the communities we serve. As we look forward, we are very pleased to continue to focus on executing on our strategy, the safe and prudent stewardship of stakeholder resources, and guiding our organization during unpredictable and dynamic times.”

COVID-19

During the first quarter of 2021, we continued to assist our business customers with the PPP loan forgiveness process, as well as originating additional PPP loans. We continued to be diligent in protecting our associates and customers from the effects of the pandemic, delaying opening our lobbies until the first of April, as we allowed time for more of our communities to be vaccinated. Most of our sales and support employees continued to work remotely as we continue to monitor our market areas, maintaining travel protocols and utilizing safety precautions while continuing to provide full banking services to our customers.

Paycheck Protection Program

The Company continues to actively participate in the SBA’s PPP program. On January 19, 2021, the Small Business Administration (the “SBA”) implemented an additional PPP loan program. The Company originated $59.8 million in loans during the first quarter of 2021 related to this new program, consisting of 675 loans with an average loan size of $89 thousand. An additional 149 loans, totaling $5.3 million, were funded through April 24, 2021.

During the second and third quarters of 2020, a total of $148.5 million in PPP loans were originated under the initial program, consisting of 1,174 loans with an average loan size of $162 thousand, with $34.5 million, or 290 loans, forgiven in 2020, resulting in a remaining balance at December 31, 2020 of $114.0 million. During the first quarter of 2021, a total of 389 loans, with an aggregate principal balance of $28.7 million, were forgiven, resulting in a remaining balance of $85.3 million at March 31, 2021. An additional 136 loans, with an aggregate principal balance of $15.6 million, were forgiven through April 24, 2021. Of the 1,174 loans originated in 2020, 815 have been forgiven totaling $78.8 million through April 24, 2021, representing 69.4% of the number of 2020 loans originated and 53.1% of 2020 originated principal balances.

COVID Modifications

While the COVID-19 pandemic has had an impact on most industries, some have been more affected than others. In accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act and related regulatory pronouncements, we have not accounted for modifications of loans affected by the pandemic as troubled debt restructurings nor have we designated them as past due or nonaccrual.

As of April 24, 2021, there were 12 loans totaling $5.7 million in total loan modifications, comprised of five commercial loans totaling $5.0 million; three mortgage loans totaling $0.5 million; and four consumer loans totaling $0.2 million. Two commercial loans in the accommodations sector represent the majority of the commercial loan modifications.

Balance Sheet Overview

Total assets at March 31, 2021 increased by $48.4 million to $1.8 billion from December 31, 2020. During the first quarter of 2021, cash and interest-bearing deposits in other banks increased by $43.6 million, the investment portfolio decreased by $21.8 million and gross loans increased by $31.5 million. The increase in cash was due to continued deposit growth, cash flow from calls on the investment portfolio due to the continued low-rate environment, commercial loan payoffs, PPP loan forgiveness, and continued refinancing of balances in our mortgage portfolio. OREO balances decreased due to the sale of a parcel of real estate securing a large commercial participation loan that moved to OREO in the fourth quarter of 2020.

Total liabilities increased by $50.3 million when compared with liabilities at December 31, 2020. The increase in the first quarter of 2021 was primarily attributable to strong deposit growth of $45.9 million due to the PPP loan program and to increased relationship balances attributable to growth in core relationships and customer preference for insured products given the volatile economic environment. Our Treasury Management overnight investment sweep increased $2.3 million due to growth in existing customer balances. Total shareholders’ equity decreased by $1.9 million during the first quarter of 2021, as the quarter’s earnings were offset by an increase of $4.3 million in accumulated other comprehensive loss.

Outstanding loans of $1.2 billion at March 31, 2021 reflected the growth of $31.5 million during the first quarter of 2021, which was primarily attributable to the participation in the PPP program and core commercial loan growth that was partially offset by a decline in our mortgage loan portfolio. Commercial real estate (“CRE”) loans decreased $3.4 million. Acquisition and development (“A&D”) loans increased by $6.7 million and commercial and industrial (“C&I”) loans increased by $32.4 million, as newly originated PPP loans and growth in portfolio loans was slightly offset by PPP loan forgiveness. The growth in the commercial portfolios was offset by a decline in residential mortgage loans of $4.8 million, as refinancing activity continued during the first quarter. Given the current low interest rate environment, customers prefer longer-term fixed-rate loans. We continue to utilize the secondary market rather than hold these longer-term fixed rate mortgage loans in the portfolio. The consumer loan portfolio increased slightly by $0.7 million during the first quarter of 2021.

Commercial loan production for the first quarter of 2021 was approximately $50.0 million, and SBA loan production was approximately $7.0 million, exclusive of PPP loan originations.  Commercial construction funding continues to ramp up as projects are entering their larger draw periods contributing to current year growth.  At March 31, 2021, unfunded, committed commercial construction loans totaled approximately $25.0 million. Commercial amortization and payoffs were approximately $38.0 million through March 31, 2021, exclusive of PPP.

Consumer mortgage loan production was approximately $27.0 million for the first quarter of 2021.  The production and pipeline mix of in-house, portfolio loans and investor loans remained strong at March 31, 2021, with those loans totaling $22.0 million, consisting of $13.0 million in portfolio loans and $9.0 million in investor loans.

Total deposits at March 31, 2021 increased by $45.9 million when compared with deposits at December 31, 2020. During the first quarter of 2021, non-interest-bearing deposits increased by $64.9 million, driven by retail and commercial account growth as well as deposits from newly originated PPP loans. Traditional savings accounts increased by $18.6 million, as we continued to see significant growth in our Prime Saver product, and total demand deposits increased by $5.5 million. Total money market accounts decreased by $40.7 million due primarily to management’s decision to move wealth management money market funds to off balance sheet products prior to quarter end due to our increasing cash balances. Time deposits decreased by $2.4 million as we continue to lower pricing on single-service relationships.

Inclusive of the $3.3 million in litigation settlement expenses, book value was $18.46 per share at March 31, 2021, compared to $18.74 per share at December 31, 2020. At March 31, 2021, there were 6,998,617 of basic outstanding shares and 7,001,997 of diluted outstanding shares of common stock.

Income Statement Overview

Consolidated net income was $3.4 million, inclusive of litigation settlement expenses of $3.3 million, for the quarter ended March 31, 2021 compared to $1.8 million for the quarter ended March 31, 2020. Basic and diluted net income per share for the first quarter of 2021 were both $0.49, compared to basic and diluted net income per share of $0.25 for the same period of 2020, a 96.0% increase.

The increase in earnings was primarily due to an increase in net interest income of $0.3 million, an increase in other operating income, including gains, of $1.3 million, and a decrease in provision expense of $2.5 million, partially offset by an increase in other operating expenses of $1.9 million, inclusive of the $3.3 million in litigation settlement expenses.

Net-Interest Income (Tax-Equivalent Basis -Non-GAAP)

Net interest income, on a non-GAAP, FTE basis, increased $0.4 million (3.0%) during the quarter ended March 31, 2021 when compared with the quarter ended March 31, 2020, driven by a $0.9 million (33.1%) decrease in interest expense, partially offset by a decrease in interest income of $0.5 million. The net interest margin, on a fully-taxable equivalent (“FTE”) basis, declined for the quarter ended March 31, 2021 to 3.11% compared to 3.69% for the same period of 2020.

The decrease in interest income was driven by a slight decrease in interest and fees on loans and reduced income on the investment portfolio. While the average balance of the investment portfolio increased by $59.4 million, bonds at higher yielding rates were called and replaced with lower yielding investments, resulting in a decrease in average yield on the investment portfolio of 108 basis points. The increase in the average balance of investments is due to a strategic decision in December 2020 to invest $70.0 million of excess cash into the investment portfolio. Significantly higher cash levels invested at an average yield on Fed Funds of 0.07% for the first quarter of 2021, compared to 1.24% for the first quarter of 2020, also negatively impacted the margin for the first quarter of 2021. The increase in average balance of loans of $156.9 million, primarily driven by PPP loans, offset the declining yield in the portfolio leading to slightly reduced interest and fees on loans when comparing the first quarter of 2021 to the first quarter of 2020. The average balances of PPP loans of approximately $142.5 million generated $1.2 million of interest and fees but had a negative impact on the margin of approximately three basis points. The average loan yield was also negatively impacted by the low-rate environment, which resulted in loan production and loans repricing at lower rates. These factors resulted in a decrease of approximately 64 basis points in average loan yield when compared with the quarter ended March 31, 2020.

The decrease in interest expense of $0.9 million, despite an increase in average interest-bearing liabilities of $149.9 million, was a direct result of a reduction in the cost of deposits of 34 basis points, a 5 basis point decrease in the cost of our short-term borrowings and a 67 basis point decrease in the cost of long-term borrowings. The decrease in the rate on long-term borrowings is primarily due to the restructuring of three long-term Federal Home Loan Bank advances late in the fourth quarter of 2020 that resulted in a reduced weighted average rate of 80 basis points on the $70.0 million portfolio. The average balance on our interest-bearing money market accounts increased $86.5 million, while the rate on these accounts decreased by 55 basis points. Average growth of $39.1 million in our non-interest-bearing accounts benefited our overall cost of deposits.

Asset Quality

The ALL remained stable at $16.6 million at March 31, 2021 compared to $16.5 million at December 31, 2020. The provision for loan losses was $0.1 million for the quarter ended March 31, 2021 and $2.7 million for the quarter ended March 31, 2020. The higher provision expense recorded in the first quarter of 2020 was driven by an increase in the qualitative factors reflecting the uncertainty of the economic environment related to the COVID-19 pandemic and its impact on our borrowers. Net charge-offs of $42 thousand were recorded for the first three months of 2021, compared to net charge offs of $0.2 million for the first three months of 2020. The ratio of the ALL to loans outstanding, including PPP loan balances, was 1.38% at March 31, 2021 compared to 1.42% at March 31, 2020 and 1.41% at December 31, 2020. The ALL to loans outstanding, excluding PPP loan balances of $145.2 million, was 1.57% at March 31, 2021, non-GAAP.

The ratio of net charge-offs to average loans for the quarter ended March 31, 2021 was an annualized 0.01%, compared to 0.07% for the quarter ended March 31, 2020. Details of the ratio, by loan type are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	03/31/2021	03/31/2020
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.08%
Acquisition & Development	0.07%	0.00%
Commercial & Industrial	0.05%	(0.28%)
Residential Mortgage	(0.07%)	(0.07%)
Consumer	(0.37%)	(0.95%)
Total Net (Charge Offs)/Recoveries	(0.01%)	(0.07%)

Non-accrual loans totaled $7.9 million at March 31, 2021 compared to $3.3 million at December 31, 2020. The increase in non-accrual balances at March 31, 2021 was due to the movement of two hospitality loans totaling approximately $4.0 million in the first quarter of 2021. These loans suffered reduced cash flows due to the impact of the pandemic, have received modifications and were classified as substandard at December 31, 2020. It is anticipated that these loans will return to payment status in the near term.

Non-accrual loans that have been subject to partial charge-offs totaled $0.4 million at March 31, 2021 and $0.2 million at December 31, 2020.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $0.4 million at March 31, 2021 and December 31, 2020.  Foreclosure and repossession activities were temporarily suspended as a result of COVID-19. As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to 0.15%, including PPP loans, or 0.22% excluding PPP loans, compared to 0.67% at March 31, 2020.

Non-Interest Income and Non-Interest Expense

Other operating income, including net gains, increased $1.3 million for the quarter ended March 31, 2021 when compared to the quarter ended March 31, 2020. Gains on the sale of mortgages to the secondary market, which we have utilized in lieu of retaining long-term fixed rate loans in our portfolio, increased $0.4 million related to continued refinancing activity. Trust and brokerage income increased $0.5 million quarter-over-quarter due to growth in new client relationships and assets under management, despite market volatility early in 2021. Debit card income increased $0.2 million for the quarter ended March 31, 2021 when compared with the same period of 2020 as we continue to grow our deposit relationships and our customers increase use of our electronic services. Other income increased $0.4 million, due primarily to the receipt of insurance proceeds related to litigation claims. Service charge income, primarily NSF income, decreased $0.2 million as the consumer and business overdraft activity declined due to reduced consumer spending and increased cash balances resulting from the receipt of government stimulus payments and PPP funding.

Other operating expenses increased $1.9 million, inclusive of litigation settlement expenses, for the quarter ended March 31, 2021 when compared with the same period of 2020. Salaries and benefits decreased $0.9 million when compared to the first quarter of 2020, primarily due to reductions of $0.2 million in life and health insurance costs, a $1.0 million offset in salary expense from deferred loan origination costs primarily attributable to PPP loans and $0.1 million of reduced executive equity compensation due to a timing difference in long-term incentive grants. These decreases were offset by an increase of $0.2 million in salaries, incentives and related payroll costs and $0.2 million in 401(k) plan expenses. Federal Deposit Insurance Corporation premiums increased slightly by $0.1 million due to credits received on quarterly assessments in 2020. Equipment, occupancy and technology expenses remained stable when compared with the first quarter of 2020 as we began to realize cost savings from our core processor related to a new contract negotiated in the fourth quarter of 2020. OREO expenses were a net credit in the first quarter of 2021 due to $0.5 million in gains attributable to the sale of OREO properties. Professional services increased $0.4 million as a result of increased legal and professional and investor relations expenses due to costs related to the 2021 proxy season and litigation.

Subsequent to the quarter-end, the Company settled outstanding litigation for the amount of $3.3 million, which was recorded in the first quarter of 2021. Additional details surrounding the settlement were provided in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2021. Insurance proceeds of $0.4 million related to the litigation were also recorded in the quarter as discussed above and are included in other operating income.

The effective income tax rate as a percentage of income for the three-month periods ended March 31, 2021 and 2020 was 24.3% and 22.9%, respectively. The increase in the tax rate was primarily due to the reduction in tax exempt income as well as the reduction in tax credits related to the expiration of the low income housing tax credit in June 2021.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors," including among many others the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 entitled, “The outbreak of the recent coronavirus (‘COVID-19’), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation’s business, financial condition and results of operations.” and any updates thereto that might be contained in subsequent reports filed by First United.  The risks and uncertainties associated with the COVID-19 pandemic and its impact on First United will depend on, among other things, the length of time that the pandemic continues; the duration of the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the global, national, and local economies and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state, and local governments; and the inability of employees to work due to illness, quarantine, or government mandates.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)
	Three Months Ended
	March 31,	March 31,
	2021	2020
Results of Operations:
Interest income	$14,062	$14,616
Interest expense	1,826	2,729
Net interest income	12,236	11,887
Provision for loan losses	110	2,654
Other operating income	4,742	4,008
Net gains	588	41
Other operating expense	12,927	11,005
Income before taxes	$4,529	$2,277
Income tax expense	1,099	522
Net income	$3,430	$1,755

Per share data:
Basic/ Diluted net income	$0.49	$0.25
Adjusted Basic/Diluted net income (1)	$0.86	$0.25
Dividends declared per share	$0.15	$0.13
Book value	$18.46	$17.01
Adjusted book value (1)	$18.82	$17.01
Diluted book value	$18.45	$16.95
Adjusted diluted book value (1)	$18.81	$16.95
Tangible book value per share	$16.89	$15.43
Adjusted tangible book value per share (1)	$17.25	$15.43
Diluted Tangible book value per share	$16.88	$15.38
Adjusted diluted tangible book value per share (1)	$17.24	$15.38

Closing market value	$17.62	$14.29
Market Range:
High	$20.05	$24.99
Low	$15.30	$11.09

Shares outstanding at period end	6,998,617	6,966,898

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.79%	0.49%
Adjusted return on average assets (1)	1.38%	0.49%
Return on average shareholders' equity	10.58%	5.62%
Adjusted return on average shareholders' equity (1)	18.36%	5.62%
Net interest margin (Non-GAAP), includes tax exempt income of $239 and $223	3.11%	3.69%
Net interest margin GAAP	3.05%	3.63%
Efficiency ratio	72.94%	68.29%
Adjusted efficiency ratio (1)	54.90%	68.29%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	March 31,	December 31,	March 31,
	2021	2020	2020
Financial Condition at period end:
Assets	$1,781,833	$1,733,414	$1,461,513
Earning assets	$1,481,045	$1,473,733	1,267,718
Gross loans	$1,199,325	$1,167,812	1,053,732
Commercial Real Estate	$365,731	$369,176	337,688
Acquisition and Development	$123,625	$116,961	121,333
Commercial and Industrial	$299,178	$266,745	123,509
Residential Mortgage	$374,327	$379,170	434,969
Consumer	$36,464	$35,760	36,233
Investment securities	$273,363	$295,148	222,191
Total deposits	$1,468,263	$1,422,366	1,172,394
Noninterest bearing	$485,311	$420,427	299,961
Interest bearing	$982,952	$1,001,939	872,433
Shareholders' equity	$129,189	$131,047	118,549

Capital ratios:

Tier 1 to risk weighted assets	14.99%	14.83%	14.76%
Common Equity Tier 1 to risk weighted assets	12.76%	12.61%	12.43%
Tier 1 Leverage	10.22%	10.36%	11.52%
Total risk based capital	16.24%	16.08%	16.01%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(42)	$(123)	$(179)
Nonperforming assets: (Period End)
Nonaccrual loans	$7,891	$3,339	$11,012
Loans 90 days past due and accruing	6	724	623
Total nonperforming loans and 90 day past due	$7,897	$4,063	$11,635

Restructured loans	$3,892	$3,958	$4,103
Other real estate owned	$7,533	$9,386	$4,040

Allowance for loan losses to gross loans	1.38%	1.41%	1.42%
Allowance for loan losses to gross loans, excluding PPP loans	1.57%	1.55%	-
Nonperforming and 90 day past due loans to total loans	0.66%	0.35%	1.10%
Nonperforming loans and 90 day past due loans to total assets	0.44%	0.23%	0.80%

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude settlement charges associated with the settlement with Driver Management.

	Three months ended March 31,
	2021	2020
(in thousands, except for per share amount)
Net income - as reported	$3,430	$1,755
Adjustments:
Settlement Expense	3,300	—
Income tax effect of adjustment	(735)	—
Adjusted net income (non-GAAP)	$5,995	$1,755

Basic and Diluted earnings per share - as reported	$0.49	$0.25
Adjustments:
Settlement Expense	0.47	—
Income tax effect of adjustment	(0.10)	—
Adjusted basic and diluted earnings per share (non-GAAP)	$0.86	$0.25

	As of or for the three months ended
	March 31,
(in thousands, except per share data)	2021	2020
Per Share Data
Basic net income per common share (1) - as reported	$0.49	$0.25
Basic net income per common share (1) - non-GAAP	0.86	0.25
Diluted net income per common share (1) - as reported	$0.49	$0.25
Diluted net income per common share (1) - non-GAAP	0.86	0.25
Basic book value per common share (1) - as reported	$18.46	$17.01
Basic book value per common share (1) - non-GAAP	18.82	17.01
Diluted book value per common share (1) - as reported	$18.45	$16.95
Diluted book value per common share (1) - non-GAAP	18.81	16.95

Significant Ratios:

Return on Average Assets (1) - as reported	0.79%	0.49%
Expenses	0.59%	—
Income tax effect of adjustment	—	—
Adjusted Return on Average Assets (1) (non-GAAP)	1.38%	0.49%

Return on Average Equity (1) - as reported	10.58%	5.62%
Expenses	5.41%	—
Income tax effect of adjustment	2.37%	—
Adjusted Return on Average Equity (1) (non-GAAP)	18.36%	5.62%

Average Equity to Average Assets	7.45%	8.69%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.